UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): JUNE 28, 2005

MIDWEST BANC HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of Incorporation)	000-29598 (Commission File Number)	36-3252484 (I.R.S. Employer Identification No.)

501 WEST NORTH AVENUE MELROSE PARK, ILLINOIS (Address of principal executive offices)	60160 (Zip Code)

Registrant’s telephone number, including area code (708) 865-1053

NOT APPLICABLE
(Former name or former address, if changed since last year)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

     On June 28, 2005, the Board of Directors of Midwest Banc Holdings, Inc. (“Midwest”) amended and restated Midwest’s severance policy. A copy is attached hereto as Exhibit 10.1.

     On June 28, 2005, the Board of Directors of Midwest approved fees to be paid to directors for attendance at Board and Committee meetings. A copy of the fee schedule is attached hereto as Exhibit 10.2.

     On June 28, 2005, the Board of Directors of Midwest elected Dr. Robert Genetski and Monsignor Velo to serve as members of the Board of Directors. As permitted under Midwest’s Stock and Incentive Plan, each of the newly elected directors received 3,000 restricted shares of Midwest Common Stock. These shares will vest as follows: 1,000 shares on July 6, 2005; 1,000 shares following the 2006 annual meeting of shareholders; and 1,000 shares following the 2007 annual meeting of shareholders, provided the director is still serving as a director of Midwest as of the date of each such meeting. The directors will have voting and dividend rights with respect to the unvested shares.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     (d) On June 28, 2005, the Board of Directors of Midwest elected Dr. Robert Genetski and Monsignor Velo to serve as directors of Midwest. Dr. Genetski was elected to serve until the 2006 annual meeting of stockholders and Monsignor Velo was elected to serve until the 2007 annual meeting of shareholders. Dr. Genetski will serve on the following Board committees: Audit; Risk Management and Investment. Monsignor Velo will serve on the following Board committees: Nominating and Corporate Governance and Compensation.

     As permitted under Midwest’s Stock and Incentive Plan, each of the newly elected directors received 3,000 restricted shares of Midwest Common Stock. These shares will vest as follows: 1,000 shares on July 6, 2005; 1,000 shares following the 2006 annual meeting of shareholders; and 1,000 shares following the 2007 annual meeting of shareholders, provided such director is still serving as a director of Midwest as of the date of each such meeting. The directors will have voting and dividend rights with respect to the unvested shares.

Item 9.01Financial Statements and Exhibits

Exhibits

10.1	Severance Policy

10.2	Directors’ Fees

99.1	Press Release

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIDWEST BANC HOLDINGS, INC. (Registrant)
By:	/s/ Daniel R. Kadolph
Daniel R. Kadolph
Senior Vice President and Chief Financial Officer

Date: July 5, 2005